EXHIBIT 10.1

CARTESIAN, INC.

1998 EQUITY INCENTIVE PLAN

(amended and restated June 18, 2014)

The Management Network Group, Inc. (n/k/a Cartesian, Inc.), originally established the The Management Network Group, Inc. 1998 Equity Incentive Plan, effective April 30, 1998 and The Management Network Group, Inc. 1998 Consultant Equity Incentive Plan, effective April 30, 1998. The Management Network Group, Inc. amended and restated these two plan into one plan effective as of September 7, 1999. Effective June 8, 2009 (the "Effective Date"), The Management Network Group, Inc. amended and restated the Plan. Effective May 27, 2010 (the "Amendment Date"), The Management Network Group, Inc. hereby further amends the Plan.

1.          Purposes of the Plan. The purposes of this 1998 Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company's business.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2.          Definitions. As used herein, the following definitions shall apply:

(a)           "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)           "Applicable Laws" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(c)           "Award" means an Option, Restricted Stock or Restricted Stock Units.

(d)           "Board" means the Board of Directors of the Company.

(e)           "Cause" means (i) any willful material violation by the Holder of any law or regulation applicable to the business of the Company or a Parent or Subsidiary of the Company, the Holder’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, any willful perpetration by the Holder of a common law fraud, (ii) the Holder’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by the Holder of any provision of any agreement or understanding between the Company, or any Parent or Subsidiary of the Company, and the Holder regarding the terms of the Holder’s service as a Service Provider, including without limitation, the willful and continued failure or refusal of the Holder to perform the material duties required of such Holder as a Service Provider, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Holder, (iv) Holder’s disregard of the policies of the Company or any Parent or Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary of the Company, or (v) any other misconduct by the Holder which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent of Subsidiary of the Company.

(f)            "Code" means the Internal Revenue Code of 1986, as amended.

(g)           "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(h)           "Common Stock" means the common stock of the Company.

(i)            "Company" means Cartesian, Inc. (f/k/a The Management Network Group, Inc.), a Delaware corporation.

(j)            "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(k)           "Director" means a member of the Board.

(l)            "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

(m)          "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

(n)           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(o)           "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

(i)          If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the market trading day of the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)         If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the market trading day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(p)           "Holder" means a Service Provider who is in possession of an Award.

(q)           "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r)            "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

(s)           "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Award grant. The Notice of Grant is part of the related Award Agreement.

(t)            "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u)           "Option" means a stock option granted pursuant to the Plan.

(v)           "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(w)          "Option Exchange Program" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

(x)           "Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

(y)           "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(z)           "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)         "Plan" means this 1998 Equity Incentive Plan, as amended and restated.

(bb)        "Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section 15) to a Holder pursuant to Section 15.

(cc)         "Prior Plan" means the 2000 Supplemental Stock Plan.

(dd)        "Restricted Stock" means shares of Common Stock either granted or acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

(ee)         "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Holder evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(ff)          "Restricted Stock Unit" means an Award granted under Section 11 evidencing the Holder's right to receive a Share (or cash payment equal to the Fair Market Value of a Share) at some future date.

(gg)        "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh)        "Section 16(b) " means Section 16(b) of the Exchange Act.

(ii)           "Service Provider" means an Employee, Director or Consultant.

(jj)           "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(kk)         "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(ll)           "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.          Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be granted, optioned and sold under the Plan is 2,305,659 (which includes the Prior Plan Shares as provided below). The Shares may be authorized, but unissued, or reacquired Common Stock.

From and after the Amendment Date, 291,321 Shares previously available for issuance under the Prior Plan shall be available for issuance pursuant to the Plan (the "Prior Plan Shares"). From and after the Amendment Date, all outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan. All Awards granted under this Plan on or after the Amendment Date will be subject to the terms of this Plan.

Any Shares that are subject to an Award under this Plan that are not used because the terms and conditions for the Award are not met, including any Shares subject to an Award that expires, is forfeited, or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon grant of Restricted Stock or exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.          Administration of the Plan.

(a)          Procedure.

(i)          Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)         Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

(iii)        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)          to determine the Fair Market Value;

(ii)         to select the Service Providers to whom Awards may be granted hereunder;

(iii)        to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)        to approve forms of agreement for use under the Plan;

(v)         to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Restricted Stock, Restricted Stock Unit, Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)        to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

(vii)       to institute an Option Exchange Program;

(viii)      to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix)         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x)          to modify or amend each Award (subject to Section 16(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi)         to allow Holders to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon the exercise of an Option or Stock Purchase Right or upon the vesting of Restricted Stock or Restricted Stock Units that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Holder to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii)       to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Holders.

5.          Eligibility. Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock and Restricted Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.          Limitations.

(a)          Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)          Neither the Plan nor any Award shall confer upon an Holder any right with respect to continuing the Holder's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Holder's right or the Company's right to terminate such relationship at any time, with or without cause.

(c)          The following limitations shall apply to grants of Options:

(i)          The maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is 1,400,000.

(ii)         No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 200,000 Shares.

(iii)        In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 100,000 Shares which shall not count against the limit set forth in subsection (i) above.

(iv)        The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

(v)         If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (ii) and (iii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

(d)          The maximum number of Shares with respect to which an Award or Awards may be granted to any Holder in any one taxable year of the Company shall not exceed 400,000 Shares (increased proportionately, in the event of any stock split or stock dividend with respect to the Shares).

7.          Term of Plan. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect until the 10th Anniversary of the Effective Date unless terminated earlier under Section 16 of the Plan.

8.          Term of Option. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.          Option Exercise Price and Consideration.

(a)          Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)          In the case of an Incentive Stock Option

(A)         granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)         granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)         In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii)        Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(b)          Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

(c)          Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i)          cash;

(ii)         check;

(iii)        promissory note;

(iv)        other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v)         consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi)        for any Nonstatutory Stock Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Option exercise price but will reduce the number of Shares upon the exercise by the largest number of whole shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option exercise price.

(vii)       any combination of the foregoing methods of payment; or

(viii)      such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.         Exercise of Option.

(a)          Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)          Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider for any reason other than the Optionee’s death, Disability or termination of service for Cause (but not in the event of an Optionee’s change of status from Employee to Consultant (in which case an Employee’s Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option on the ninety-first (91st) day following such change of status) or from Consultant to Employee), such Optionee may, but only within such period of time as is determined by the Administrator, of at least thirty (30) days, with such determination in the case of an Incentive Stock Option not exceeding three (3) months after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that Optionee was entitled to exercise it at the date of such termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)          Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may, but only within twelve (12) months from the date of such termination (or within such longer time period, not exceeding five (5) years, after the termination date as may be determined by the Administrator, with any exercise beyond twelve (12) months after the termination date, deemed to be a Nonstatutory Stock Option) (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option the extent the Option is vested on the date of termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)          Death of Optionee. If an Optionee dies while a Service Provider (or the Optionee dies within three (3) months after a termination other than for Cause), the Option may be exercised at any time within twelve (12) months following the date of death (or within such longer time period, not exceeding five (5) years after the termination date as may be determined by the Administrator) (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)          Termination for Cause. If the Optionee is terminated for Cause, then Optionee’s Option shall expire on such Optionee’s termination date or such later time and on such conditions as are determined by the Administrator.

(f)          Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11.         Restricted Stock, Restricted Stock Units and Stock Purchase Rights.

(a)          Restricted Stock Awards. Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to any Service Provider in such amounts as the Administrator shall determine.

(b)          Restricted Stock Unit Awards. Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, the Administrator may grant a Service Provider Restricted Stock Units, in connection with or separate from a grant of Restricted Stock. Upon the vesting of Restricted Stock Units, the Holder shall be entitled to receive the full value of the Restricted Stock Units payable in either Shares or cash.

(c)          Rights to Purchase and Option to Repurchase.

(i)          Stock Purchase Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator, and which may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(ii)         Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(d)          Restrictions. A Holder's right to retain Shares of Restricted Stock or be paid with respect to Restricted Stock Units shall be subject to such restrictions, including but not limited to, him or her continuing to perform as a Service Provider for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. All grants of Restricted Stock and Restricted Stock Units shall be subject to a minimum one-year vesting period. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Holders, (ii) different Restricted Stock or Restricted Stock Unit Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award. Any grant of Restricted Stock or Restricted Stock Units shall contain terms such that the Award is either exempt from Code section 409A or complies with such section.

(e)          Privileges of a Stockholder, Transferability. Unless otherwise provided in the Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to Shares of Restricted Stock, provided however that any dividends paid on Shares of Restricted Stock prior to such Shares becoming vested shall be held in escrow by the Company and subject to the same restrictions on transferability and forfeitability as the underlying Shares of Restricted Stock. Any voting, dividend, liquidation or other rights shall accrue to the benefit of a Holder only with respect to Shares of Restricted Stock held by, or for the benefit of, the Holder on the record date of any such dividend or voting date. A Participant's right to sell, encumber or otherwise transfer such Restricted Stock shall, in addition to the restrictions otherwise provided for in the Award Agreement, be subject to the limitations of Section 12 hereof. The Committee may determine that a Holder of Restricted Stock Units is entitled to receive dividend equivalent payments on such units. If the Committee determines that Restricted Stock Units shall receive dividend equivalent payments, such feature will be specified in the applicable Award Agreement. Restricted Stock Units shall not have any voting rights.

(f)          Enforcement of Restrictions. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 11(d) and 11(e):

(i)          placing a legend on the stock certificates, or the Restricted Stock Unit Award Agreement, as applicable, referring to restrictions;

(ii)         requiring the Holder to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect;

(iii)        requiring that the stock certificates, duly endorsed, be held in the custody of a third party nominee selected by the Company who will hold such Shares of Restricted Stock on behalf of the Holder while the restrictions remain in effect; or

(iv)        inserting a provision into the Restricted Stock Award Agreement prohibiting assignment of such Award Agreement until the terms and conditions or restrictions contained therein have been satisfied or released, as applicable.

(g)          Termination of Service, Death, Disability, etc. Except as otherwise provided in an Award Agreement, in the event of the death or Disability of a Participant, all service period and other restrictions applicable to Restricted Stock Awards then held by him or her shall lapse, and such Awards shall become fully nonforfeitable. Subject to Section 13 and except as otherwise provided in an Award Agreement, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other vesting conditions have not been satisfied shall be forfeited.

(h)          Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12.         Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

13.         Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)          Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no shares of Common Stock have yet been issued or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)          Dissolution, Liquidation, Merger or Asset Sale. Subject to the third sentence of this Section 13(b), in the event of the proposed dissolution or liquidation of the Company or a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Notwithstanding the foregoing, in the event that a Holder ceases to be a Service Provider for any reason other than Cause or voluntary resignation within six (6) months of the consummation of a transaction described in this Section 13(b) pursuant to which outstanding Options and Stock Purchase Rights are assumed or substituted as provided above, the vesting and exercisability of each outstanding Award shall be automatically accelerated as to 50% of the unvested Shares of Optional Stock subject to the Award on the date of such Holder’s termination. Notwithstanding the foregoing, (i) in the event that the successor corporation refuses to assume or substitute for the Award, and (ii) in the case of an Award granted to a Service Provider who is a Consultant at the time such Award is granted, the Holder shall fully vest in and have the right to exercise the Award as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable in accordance with the foregoing sentence, the Administrator shall notify the Holder in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section, the Award shall be considered assumed if, following the dissolution, liquidation, merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the dissolution, liquidation, merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the dissolution, liquidation, merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Optioned Stock subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the dissolution, liquidation, merger or sale of assets.

(c)          Other Treatment of Options and Stock Purchase Rights. Subject to any greater rights granted to Optionees under the foregoing provisions of this Section 13, in the event of the occurrence of any transaction described in Section 13 hereof, any outstanding Options and Stock Purchase Rights will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

14.         Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Holder within a reasonable time after the date of such grant.

15.         Performance Awards.

(a)           Any Award granted under the Plan may be subject to the terms and conditions set forth in this Section 15. If an Award is subject to this Section 15, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following:

(i)          Earnings (either in the aggregate or on a per-Share basis) including earnings per share, earnings before interest, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization and in the case of any of the foregoing, such goal may be adjusted to further exclude items in order to measure achievement of specific performance goals, including any one or more of the following: stock-based compensation expense; income or losses from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments or the sale of assets; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; foreign exchange impacts; any unusual, nonrecurring gain or loss; sales and use tax settlement; and gain on non-monetary transactions;

(ii)         Operating Profit (either in the aggregate or on a per Share basis);

(iii)        Operating income (either in the aggregate or on a per Share basis);

(iv)        Net income or loss (either in the aggregate or on a per-Share basis);

(v)         Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per Share basis);

(vi)        Cash flow provided by operations, either in the aggregate or on a per-Share basis;

(vii)       Free cash flow (either in the aggregate on a per-Share basis);

(viii)      Reductions in expense levels, determined either on a Corporation-wide basis or in respect of any one or more business units;

(ix)         Operating and maintenance cost management and employee productivity;

(x)          Stockholder returns (including return on assets, investments, equity, or gross sales);

(xi)         Return measures (including return on assets, equity, or sales);

(xii)        Where applicable, growth or rate of growth of any of the above listed business criteria;

(xiii)       Share price (including attainment of a specified per-Share price during the Incentive Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(xiv)      Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(xv)       Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(xvi)      Achievement of business or operational goals such as market share and/or business development;

provided that applicable incentive goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, including any one or more of the following: stock-based compensation expense; income or losses from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments or the sale of assets; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; foreign exchange impacts; any unusual, nonrecurring gain or loss; sales and use tax settlement; and gain on non-monetary transactions. As established by the Committee, the incentive goals may include, without limitation, GAAP and non-GAAP financial measures. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, section 162(m) of the Code and the regulations thereunder. Notwithstanding anything in the Plan to the contrary, the Administrator may elect to grant performance-based awards that are not subject to the conditions of this Section 15 and that are not intended to qualify as performance-based compensation under Section 162(m).

(b)          Notwithstanding any provision of the Plan other than Section 13, with respect to any Performance Award, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(c)          The Committee shall have the power to impose such other restrictions on Performance Awards subject to this Section 15 as it may deem necessary or appropriate to insure that such Performance Awards satisfy all requirements for "performance-based compensation" within the meaning of section 162(m)(4)(B) of the Code or any successor thereto.

16.         Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)          Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

17.         Conditions Upon Issuance of Shares.

(a)          Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18.         Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.         Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20.         Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.